Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-07427, No. 333-62233, No. 333-116848, No. 333-133544 and No. 333-141887) on Forms S-8 of our reports dated March 3, 2010, related to the financial statements and financial statement schedules of American Physicians Service Group, Inc. and the effectiveness of American Physicians Service Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 3, 2010